Exhibit 10.23
SNAP INC.
2026 BONUS PROGRAM
Overview
This Snap Inc. (the “Company”) 2026 Bonus Program (the “Program”) is effective as of January 1, 2026 (the “Effective Date”). The Program is designed to motivate, retain, and reward certain executive officers and other Company employees with performance-based incentive compensation from the Effective Date through December 31, 2026 (the “Performance Period”).
To be eligible to earn and receive a bonus under the Program, individuals must be employed by the Company during the Performance Period and designated for participation by the Compensation Committee of the Company’s Board of Directors (the “Committee”) and be employed by the Company on the Payment Date (as defined below) (each a “Participant”). The Program will be administered by the Committee.
The Program is designed to award a bonus payment (each a “Bonus”) to Participants for performance during the Performance Period based in part on the level of achievement of certain Company-wide priorities and objectives.
Program Objective
The Program is intended to encourage and reward the achievement of Company-wide priorities and objectives and the contributions and efforts of the Participants, as determined from time-to-time by the Committee.
Program Bonus Targets
Under the Program, each Participant is eligible to earn a Bonus in an amount up to a specified percentage of his or her base salary as at December 31, 2026, with such percentage based in part on the position such Participant holds with the Company (the “Bonus Target”). Under the Program, the Bonus Targets are up to 50% of a Participant’s base salary as at December 31, 2026.
Determining the Bonus Payments
After the end of the Performance Period, the Company will evaluate the level of achievement by the Company of certain Company-wide priorities and objectives, and the relative contributions and efforts of the Participants. The Company will present such evaluation to the Committee for its review and final approval. Bonus Target levels for Participants may be adjusted, as determined by the Committee. The Committee also has the right, in its sole discretion, to adjust the Bonus Target for any Participant upward in the event of over-achievement, significant performance, or effort, as determined by the Committee. There is no set formula for determining the amount of the Bonus earned. Rather, the Committee will exercise its discretion in determining the amount of the Bonus actually earned, which determination will be final and binding.
In making its determination, the Committee will consider the recommendations made by the Chief Executive Officer. In addition, the Committee may also take into account the achievement of publicly announced targets, strategic goals, cross-functional teamwork and collaboration, and unforeseen changes in the economy.

Timing of Bonus Payments

Payment of Bonuses earned under the Program is expected to occur in the first quarter of 2027 following the conclusion of the Performance Period as determined by the Committee in its sole discretion (the “Payment Date”). Any Bonuses earned by Participants will be paid in cash or shares of Snap Inc. Class A common stock granted under the Snap Inc. 2017 Equity Incentive Plan at the Company’s discretion. A Participant must be employed by the Company on the Payment Date to earn any Bonus. In the event that a Participant terminates employment or service with the Company for any reason prior to the Payment Date, the Participant will forfeit his or her right to payment of any Bonus.
Miscellaneous Provisions
Participation in the Program will not alter Participant’s at-will employment, and such employment may be terminated at any time for any reason, with or without cause, and with or without prior notice. Nothing in this Program will be construed to be a guarantee that any Participant will receive all or part of a Bonus or to imply a contract between the Company and any Participant.
This Program supersedes and replaces all prior incentive and bonus plans of the Company with respect to the Participants. The Committee may amend or terminate this Program at any time, with or without notice. The Committee may likewise terminate an individual’s participation in the Program at any time, with or without notice. Further, the Committee may modify the Company-wide priorities and objectives, the Bonus Targets, or any other evaluation or award criteria at any time.
Any Bonuses paid under this Program will be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company, or as is otherwise required by applicable law.
It is intended that the Program and any Bonuses granted and paid under the Program be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Committee will interpret and administer the Program accordingly.
The Program will be interpreted in accordance with California law without reference to conflicts of law principles.